Exhibit 99.1

Dynavax Technologies

2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contact

Amy Figueroa

Investor Relations and Corporate Communications

Phone: (510) 665-7211

Email: afigueroa@dynavax.com

DYNAVAX RECEIVES MILESTONE FROM ASTRAZENECA

- Novel Asthma/COPD Drug Candidate Nominated for Clinical Development -

Berkeley, CA - September 22, 2008 - Dynavax Technologies Corporation (NASDAQ: DVAX) today announced receipt of a $4.5 million milestone payment from its partner AstraZeneca AB for the nomination of candidate drug AZD1419 for the treatment of asthma and chronic obstructive pulmonary disease (COPD). As part of this potential $136 million development and commercialization collaboration, AstraZeneca and Dynavax have initiated Investigational New Drug (IND) enabling studies with AZD1419 and plan to begin phase 1 clinical development in 2009.

AZD1419 represents a new strategy for the treatment of allergic respiratory diseases such as asthma. AZD1419 is designed to modify the course of these diseases by reprogramming the immune response to multiple allergens. AZD1419 is based on Dynavax's proprietary second-generation immunostimulatory sequences (ISS), which are short DNA sequences that specifically target Toll-Like Receptor 9 (TLR9) to stimulate the innate immune response.

"This collaboration brings together Dynavax's novel therapeutic approach with AstraZeneca's broad experience in respiratory diseases to discover and develop innovative products for patients with these diseases," commented Claude Bertrand, Global Vice President Respiratory and Inflammation Research at AstraZeneca. "AZD1419 has the potential to expand and strengthen our value-added product portfolio in this disease field."

"Working together, we hope to develop new therapeutic options for patients with asthma and COPD, which remain major health challenges and significant unmet medical needs," commented Robert Coffman, Ph.D., Vice President and Chief Scientific Officer of Dynavax Technologies. "Our pre-clinical data strongly support the potential of our novel TLR9 agonist products to produce durable changes in the allergic responses responsible for asthma."

"Achieving this important milestone reflects an extraordinarily successful collaboration between Dynavax and AstraZeneca," said Edith Hessel, Ph.D., Director and Asthma Program Project Leader at Dynavax Technologies. "We continue to advance our collaborative efforts with our joint research programs to discover other potential therapeutic molecules for asthma and COPD."

About the Collaboration

Since September 2006, Dynavax and AstraZeneca have been collaborating to develop a TLR9 agonist-based therapeutic for the treatment of asthma and COPD. AstraZeneca is responsible for the development and worldwide commercialization of any products arising out of the research program. Dynavax is eligible to receive a total of $136 million in payments and, upon commercialization of these products, royalties based on product sales and the opportunity to co-promote in the United States.

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About Asthma and COPD

According to the World Health Organization, asthma affects 300 million people worldwide. Asthma is a chronic disease of the lungs and is caused primarily by allergic inflammation of the airways. In addition, 210 million people worldwide are affected by chronic obstructive pulmonary disease (COPD), a term used to describe chronic lung diseases that limit airflow in the lungs.

About Dynavax

Dynavax Technologies Corporation is a clinical-stage biopharmaceutical company that develops innovative products for the treatment of infectious diseases, respiratory diseases, and cancer. The company's novel Toll-like Receptor 9 (TLR9) agonist products are based on its proprietary immunostimulatory sequences (ISS), which are short DNA sequences that stimulate the innate immune response. Dynavax's clinical product candidates include: HEPLISAVTM, a hepatitis B vaccine partnered with Merck & Co., Inc.; a therapy for hepatitis B; and therapies for metastatic colorectal cancer and hepatitis C funded by Symphony Dynamo, Inc. The company's preclinical pipeline includes an asthma and COPD drug candidate partnered with AstraZeneca and a Universal Flu vaccine. For more information visit www.dynavax.com.

Forward Looking Statements

This press release contains "forward-looking statements," including statements about planned initiation of clinical trials and the potential for ISS to treat respiratory diseases. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including the ability to successfully discover, develop, obtain regulatory approval and commercialize innovative ISS-based drug candidates to treat respiratory disease; the therapeutic potential of second-generation ISS technology to treat asthma and COPD; the ability to continue the collaboration in effect and earn milestones under the agreement with AstraZeneca; difficulties or delays in developing, testing and manufacturing products to support clinical development plans; the scope and validity of patent protection for product candidates; competition from other companies working with ISS technologies and products; the ability to obtain additional financing to support operations; and other risks detailed in the "Risk Factors" section of our Quarterly Report on Form 10-Q. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

About AstraZeneca

AstraZeneca is a major international healthcare business engaged in research, development, manufacturing and marketing of prescription pharmaceuticals and supplier for healthcare services. AstraZeneca is one of the world's leading pharmaceutical companies with healthcare sales of US $29.55 billion and is a leader in gastrointestinal, cardiovascular, neuroscience, respiratory, oncology and infection product sales. AstraZeneca is listed in the Dow Jones Sustainability Index (Global) as well as the FTSE4Good Index. For more information visit www.astrazeneca.com.

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